Exhibit 99.1

Kaival Brands (OTCQB:KAVL) Announces Appointment of Third Independent Director and Appointment of an Interim Chief Financial Officer

The Company also confirms its desire to uplist to Nasdaq in August

GRANT, FL, July 1, 2021 (PR Newswire) – Kaival Brands Innovations Group, Inc. (OTCQB: KAVL) (“Kaival Brands,” the “Company,” or “we”), today announced the appointment of George Chuang, Chief Executive Officer of Lucy Labs, Inc., to its board of directors. Kaival Brands is the exclusive global distributor of products manufactured by Bidi Vapor, LLC (“Bidi Vapor”), including the BIDI® Stick disposable electronic nicotine delivery system (“ENDS”), which is intended exclusively for adults 21 and over.

“We are pleased and honored to welcome George Chuang as an independent director to our board. Additionally, we are excited to announce Mark Thoenes has joined us interim Chief Financial Officer,” said Niraj Patel, Kaival Brands’ Chief Executive Officer. “We look forward to benefiting from George’s diverse global background and expertise within the financial sector. We are confident his value will prove indispensable as we work to navigate towards securing international distribution. Mark’s role as interim CFO will further bolster our corporate financial team and adds another important layer of experience.”

About Mr. George Chuang

After graduating from the University of Chicago, Mr. Chuang spent time at Chase Manhattan Bank as an Assistant Treasurer for their Credit Risk Department. Mr. Chuang received a Master of Business Administration degree at Yale University after which he spent quite a few years as a management consultant at Pricewaterhouse Management Consulting, followed by a stint as the Chief Administrative Officer for several equity product sales groups at Lehman Brothers. In addition to these positions, Mr. Chuang spent eight years as a Principal at Pacific Partnership Advisors LLC, a consulting firm with offices in New York and Beijing, which facilitated cross border transactions between US and China in the consumer products, education, eCommerce, and agricultural sectors. Four years ago, Mr Chuang founded, and is currently the Chief Executive Officer of, Lucy Labs, Inc. an asset management firm focused on cryptocurrency algorithmic trading. Mr. Chuang is fluent in Mandarin Chinese.

“George brings tremendous experience and a global perspective. This is important as we work towards achieving our aspirations of becoming a globally-recognized and leading brand. We are very excited to have George join our board” adds Eric Mosser, Chief Operating Officer of Kaival Brands.

About Mr. Mark Thoenes

Mr. Thoenes is a senior/c-suite level executive with more than 35 years of diverse financial and operational leadership. He has been a licensed Certified Public Accountant since 1984, and began his career with Ernst & Young Global Limited. From 2000 to 2010, Mark served as the Executive Vice President/Chief Financial Officer of Rentrak Corporation (“Rentrak”), a publicly-traded company listed on Nasdaq and headquartered in Portland, Oregon. Founded in 1977, Rentrak went public in 1986, and remained a public company until it was acquired by comScore, Inc. in 2016, after Mr. Thoenes left Rentrak. For the past eleven years, Mark has been the President of MLT Consulting Services, LLC, a full-service business/financial consulting firm.

“Mark will be an essential piece in assisting in the development of our new augmented finance department. In his role as Interim Chief Financial Officer, Mark will focus on developing and implementing significant financial processes and enhanced internal controls” notes Mr. Patel.

Mr. Patel, the Company’s President and Chief Executive Officer, owns and controls Bidi Vapor. As a result, Bidi Vapor and the Company are considered under common control and Bidi Vapor is considered a related part.

ABOUT BIDI VAPOR

Based in Melbourne, Florida, Bidi Vapor maintains a commitment to responsible marketing, supporting age-verification standards and sustainability through its Bidi® Cares recycling program. The company’s premiere device, the Bidi® Stick, is a premium product made with medical-grade components, a UL-certified battery and technology designed to deliver a consistent vaping experience. Bidi Vapor is also adamant about strict compliance with all federal, state, and local guidelines and regulations.

For more information, visit www.bidivapor.com.

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ABOUT KAIVAL BRANDS

Based in Grant, Florida, Kaival Brands is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Our vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. Kaival Brands is the exclusive global distributor of all products currently manufactured by Bidi Vapor.

Learn more about Kaival Brands Innovations Group, Inc., at www.kaivalbrands.com

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the approval of our application for listing on the Nasdaq Capital Market; the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; changes in government regulation or laws that affect our business; significant changes in our relationships with our distributor or sub-distributors; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the Securities and Exchange Commission’s rules and regulations, we do not have any intention or obligation to update any forward-looking statements publicly, whether as a result of new information, future events, or otherwise.

Investor Relations:

Inflection Partners, LLC

New York | Philadelphia | New Orleans

www.inflectionpartnersllc.com

Office: (504) 381-4603

investors@kaivalbrands.com

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